CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Information Statement and to the use of our reports, dated May 21, 2020 on the financial statements and financial highlights of Dreyfus Institutional Preferred Treasury Securities Money Market Fund for the fiscal year ended March 31, 2020 and dated June 25, 2020 on the financial statements and financial highlights of Dreyfus Institutional Treasury Securities Cash Advantage Fund for the fiscal year ended April 30, 2020, which is incorporated by reference in this Registration Statement on Form N-14 of CitizensSelect Funds.

/s/ ERNST & YOUNG LLP

New York, New York

December 14, 2020